Exhibit 99.1

Contacts:
Nicole Estrin
Manager of Corporate Communications & IR
408-215-4572
nestrin@nuvelo.com

Pete Garcia
Chief Financial Officer
408-215-4574
pgarcia@nuvelo.com

Lilian Stern
Investor Relations
212-362-1200
lilian@sternir.com

NUVELO ANNOUNCES STRATEGIC FOCUS AND REPORTS FOURTH QUARTER
AND YEAR END 2002 RESULTS

—Company to Focus on Biopharmaceutical Discovery and Development—

—Company Announces IND Filing for Second Indication with Alfimeprase—

SUNNYVALE, Calif., February 24, 2003 /PRNewswire/ – Nuvelo, Inc. (Nasdaq: NUVO), formerly Hyseq Pharmaceuticals, today announced fourth quarter and year end 2002 financial results and a continued strategic focus dedicated to the discovery and development of novel biotherapeutics. The strategy resulted from a careful review of all assets and programs at both Hyseq and VARIAGENICS following the close of the merger between the two companies on January 31, 2003.

As part of this plan, the Company will dedicate its resources to advancing its most promising biopharmaceutical discovery and development programs, including alfimeprase, Nuvelo’s novel acting thrombolytic currently in Phase I trials for peripheral arterial occlusion (PAO).

Nuvelo will leverage its proprietary gene collection and opportunistic in-licensing strategy to build upon its pipeline of attractive therapeutic candidates. The Company also intends to out-license or partner its immunotherapeutics portfolio and monetize non-core assets including its microarray business, pharmacogenomic technology and molecular diagnostic programs, to further support its biopharmaceutical development programs.

“Our focus is dedicated to building a successful biopharmaceutical business,” stated Dr. Ted W. Love, president and chief executive officer of Nuvelo. “This strategic initiative reflects our commitment to creating a valuable product-focused company that leverages our drug discovery and development expertise. To execute on this strategy, we will align the company’s assets and resources and efficiently manage our finances to provide our key development programs with the greatest chance of success.”

Alfimeprase, Nuvelo’s lead development program, is projected to complete its Phase I trial by the end of the first quarter 2003. In addition the Company recently filed an investigational new drug (IND) application for a second indication in catheter occlusion. Nuvelo plans to initiate two Phase II programs with alfimeprase in the first half of this year in both PAO and catheter occlusion and anticipates to complete at least one Phase II “proof-of-concept” program by the end of 2003.

As previously announced, Nuvelo will take steps to help ensure that cash resulting from the merger will fund its operations through 2004. As of the merger date, January 31, 2003, Nuvelo had approximately $53.2 million cash available for the future operations.

The combined company changed its name to Nuvelo, Inc. and began trading under its new name and Nasdaq symbol, NUVO, on February 3, 2003.

Fourth Quarter and Year End 2002 Financial Results

For the three months ended December 31, 2002, Nuvelo reported a net loss of $16.5 million or $0.72 per share compared to a net loss of $11.4 million or $0.61 per share for the same period in 2001. For the twelve months ended December 31, 2002, Nuvelo reported a net loss of $45.0 million or $2.08 per share, compared to a net loss of $36.5 million or $2.26 per share for the same period in 2001.

Revenues for the fourth quarter of 2002 were approximately $3.5 million, compared to revenues of $7.1 million for the same period in 2001. Revenues for the twelve-month period ended December 31, 2002 were $26.4 million compared to revenues of $24.6 million for the same period in 2001.

Net loss for the year ended December 31, 2002 included a one-time non-cash expense of $10.0 million or $.47 per share for the issuance of warrants to collaboration partner, Amgen, as part of Nuvelo and Amgen’s agreement to develop and market, alfimeprase.

As of December 31, 2002, Nuvelo had approximately $2.2 million in unrestricted cash compared to approximately $12.3 million at December 31, 2001. In addition, as of December 31, 2002, Nuvelo had $10.0 million available through a line of credit from George Rathmann, Ph.D., chairman of Nuvelo’s board of directors.

2002 Company Highlights

—Executed merger with VARIAGENICS.

—Entered into a collaboration with Amgen to develop and commercialize alfimeprase, a novel thrombolytic for the treatment of acute PAO and other potential indications. Initiated Phase I trial for PAO in the second half of 2002.

—Signed a license agreement with UCSF and Celera Diagnostics granting Celera Diagnostics non-exclusive access to a large-scale cardiovascular patient DNA sample collection for use in diagnostics. This resulted in an upfront payment, expense reductions and potential milestones and royalties to Nuvelo.

—Granted our nineteenth gene-related patent from our proprietary collection of rarely expressed full-length human genes, demonstrating the concept that Nuvelo can leverage its initial intellectual property position on potentially important therapeutic products.

—Accelerated completion of our agricultural gene discovery collaboration with BASF Plant Science, resulting in a cost savings to both parties, strengthening our biopharmaceutical focus and financial position.

—Raised $15 million in a private placement involving new and existing institutional investors.

Conference Call Information

Nuvelo will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 800/915-4836. A telephone replay of the conference call will be available through Monday, March 10, 2003. To access the replay, please dial 800/428-6051 for domestic callers and 973/709-2089 for international callers, and reference pass code 286609.

This call is also being webcast by CCBN and can be accessed at Nuvelo’s Web site at www.nuvelo.com, CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

Upcoming Events

Dr. Ted W. Love, president and CEO, will be presenting at the BIO CEO & Investor Conference 2003 in New York on Thursday, February 27, 2003 at 10:00 a.m. ET.

Dr. Love will discuss the Company’s strategy and focus, including an update on clinical trials for alfimeprase, Nuvelo’s lead product candidate to treat peripheral arterial occlusion.

A live audio and visual webcast of the presentation will be available online at http://www.firstcallevents.com/service/ajwz374944458gf12.html or via Nuvelo’s Web site at www.nuvelo.com.

About Nuvelo

Nuvelo, Inc., formed by the merger of Hyseq Pharmaceuticals, Inc. and VARIAGENICS, Inc., is engaged in the discovery and development of novel biopharmaceutical products. Nuvelo’s lead product candidate, alfimeprase, is partnered with Amgen and is currently in Phase I clinical trials for peripheral arterial occlusion. Additional programs include drug discovery focused on immunotherapeutics and secreted proteins.

Information about Nuvelo is available at www.nuvelo.com or by phoning 408-215-4000.

Statements contained in this press release which are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “should,” “may,” “estimate,” “goals,” and “potential,” among others. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risk that we may not successfully integrate the VARIAGENICS business following our recent merger, uncertainties relating to drug discovery, clinical development processes and the development and commercialization of our molecular diagnostics technology; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and regulatory approval; and uncertainties relating to our ability to obtain substantial additional funds required for progress in drug discovery and development. These and other factors are identified and described in more detail in Nuvelo, Hyseq and VARIAGENICS filings with the SEC, including without limitation our respective Annual Reports on Form 10-K for the year ended December 31, 2001, Hyseq and VARIAGENICS most recent quarterly reports on Form 10-Q, and the joint proxy statement/prospectus filed in connection with the merger. We disclaim any intent or obligation to update these forward-looking statements.

NUVELO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31		December 31

	2002	2001	2002	2001

	(unaudited)		(unaudited)
Contract revenues	$3,518	$7,069	$26,433	$24,590
Operating expense:
Research and development	9,268	14,975	50,157	46,506
General and administrative	9,005	3,647	18,108	13,452
Restructuring	1,462	—	2,067	825

Total operating expenses	19,735	18,622	70,332	60,783

Loss from operations	(16,217)	(11,553)	(43,899)	(36,193)
Gain/(loss) on sale of fixed assets	(2)	—	(36)	—
Interest expense, net	(291)	(97)	(1,155)	(572)

Net loss before minority interest	(16,510)	(11,650)	(45,090)	(36,765)

Loss attributable to minority interest	—	293	112	293

Net loss	$(16,510)	$(11,357)	$(44,978)	$(36,472)

Basic and diluted net loss per share	$(0.72)	$(0.61)	$(2.08)	$(2.26)

Weighted average shares used in computing basic and diluted net loss per share	23,039	18,550	21,661	16,158

CONDENSED CONSOLIDATED BALANCE SHEET
AND OTHER DATA
(in thousands)

	December 31,	December 31,

	2002	2001*

	(unaudited)
Cash	$2,225	$12,329
Working capital	(17,928)	(1,717)
Restricted cash	1,106	1,606
Total assets	27,072	39,904
Deferred revenue	525	3,702
Noncurrent portion of capital lease and loan obligations	1,027	2,228
Note Payable	4,000	4,000
Accumulated deficit	(153,373)	(108,394)
Total stockholders’ equity	(4,564)	15,421

*	The condensed consolidated balance sheet data at December 31, 2001 has been derived from the audited financial statements as of that date.

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